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                                                                      EXHIBIT 99

Richard L. Bready, Chairman and CEO
Richard J. Harris, Senior Vice President-Administration
(401) 751-1600

IMMEDIATE

                           NORTEK PRICES $250,000,000
                          OF SENIOR SUBORDINATED NOTES

PROVIDENCE, RI, June 8, 2001--NORTEK, INC. (NYSE:NTK) today announced it has entered into an agreement to sell $250 million principal amount of 9 7/8 percent senior subordinated notes due 2011, at a price of 98.909 percent of face value. The net proceeds of the offering are expected to be approximately $242 million and the offering is expected to close on Tuesday, June 12, 2001.

NORTEK intends to use approximately $215 million of the net proceeds of the offering to redeem its outstanding 9 7/8% senior subordinated notes due 2004 (including the payment of the applicable redemption premium and accrued interest to the estimated date of redemption), and to use any remaining net proceeds to augment working capital and for other general corporate purposes.

"We are extremely pleased with the positive response to the note offering by investors and believe that effectively extending the 2004 maturity to 2011 represents an important part of our long-term strategic financial plan," said NORTEK'S Chairman and Chief Executive Officer, Richard L. Bready.

The notes are being issued and sold in a private Rule 144A offering to institutional investors. The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

                                  - M O R E -


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NORTEK* is a leading international manufacturer and distributor of high-
quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. The Company offers a broad array of products for improving the environments where people live and work. Its products include range hoods and other spot ventilation products, heating and air conditioning systems, wood and vinyl windows and doors, vinyl siding products, indoor air quality systems, and specialty electronic products.





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*As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. The Company undertakes no obligation to update publicly any forward- looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the Company's reports and filings with the Securities and Exchange Commission.



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